Exhibit 99

Jason Industries Adopts Stockholder Rights Agreement

MILWAUKEE, September 12, 2016 -- Jason Industries, Inc. (NASDAQ:JASN) (NASDAQ:JASNW) (“Jason” or the “Company”) today announced that its Board of Directors authorized the adoption of a stockholder rights agreement with an eighteen month term (the “Rights Agreement”). The main purpose of the Rights Agreement is to protect the Company’s credit agreement from default which could occur if a person or group acquired a significant ownership of the Company’s outstanding common stock triggering a change in control. A change in control under the credit agreement occurs when a person or group acquires a 35 percent direct or indirect equity voting power in Jason Partners Holdings Inc. The Rights Agreement also protects the interest and investment of the Company’s stockholders.

The Rights Agreement is intended to protect stockholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group which acquires 30 percent or more of Jason’s outstanding common stock without the approval of the Board of Directors. The Rights Agreement is not intended to, and should not interfere with any merger or other business combination approved by Jason’s Board of Directors.
“This agreement protects the Company’s long-term credit facility and is consistent with our commitment to ensuring that all Jason stockholders realize the long-term value of their investment,” said Jeffry N. Quinn, chairman and chief executive officer of Jason.
Pursuant to the Rights Agreement, the Company will issue one preferred share purchase right for each outstanding share of the Company’s common stock to stockholders of record on the close of business on September 16, 2016. Initially, these rights will not be exercisable and will trade with the shares of the Company’s common stock.
Under the Rights Agreement, the rights will generally become exercisable only if a person or group acquires beneficial ownership of 30 percent or more of the outstanding shares of the Company’s common stock without first obtaining approval from the Board of Directors, or announces a tender or exchange offer that would result in beneficial ownership of 30 percent or more of the Company’s outstanding common stock. In such situation, each holder of a right (other than the acquiring person or group) will generally be entitled to purchase one one-thousandth (1/1,000) of a share of a series of junior preferred stock, for $10, subject to adjustment.
Unless earlier redeemed, terminated or exchanged pursuant to the terms of the Rights Agreement, the rights will expire at the close of business on March 12, 2018.
If a stockholder or group beneficially owns 30 percent or more of the Company’s outstanding common stock at the time of the announcement of the Rights Agreement, then that stockholder’s existing ownership percentage will be grandfathered, although, with certain exceptions, the rights will become exercisable if at any time after the announcement of the Rights Agreement such stockholder increases its ownership of the Company’s common stock by 0.001 percent or more.
Details about the Rights Agreement will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.
About Jason Industries, Inc.
The Company is the parent company to a global family of manufacturing leaders within the seating, finishing, components and automotive acoustics markets, including DRONCO (Wunsiedel, Germany), Janesville Acoustics (Southfield, Mich.), Metalex (Libertyville, Ill.), Milsco (Milwaukee, Wis.), Osborn (Richmond, Ind. and Burgwald, Germany) and Sealeze (Richmond, Va.). Headquartered in Milwaukee, Wis., Jason employs more than 4,400 people in 14 countries.

Contact Information

Investor Relations: Chad Paris
investors@jasoninc.com
414.277.2007

Media: Melissa Zona
mzona@jasoninc.com
636.751.4057